Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul G. Van Wagenen

(713) 297-5000

POGO ENTERS INTO AGREEMENT TO

SELL NORTHROCK RESOURCES FOR $2.0 BILLION

HOUSTON, TX – May 28, 2007 – Pogo Producing Company (NYSE: PPP) (“Pogo”) today announced that its Board of Directors has approved a definitive agreement under which Pogo will sell all of the outstanding stock of its wholly-owned subsidiary, Northrock Resources Ltd. (“Northrock”), for $2.0 billion in cash to Abu Dhabi National Energy Company PJSC (“TAQA”).

The sale of Northrock Resources includes properties located largely in Alberta, Saskatchewan and the Northwest Territories.  Northrock properties currently produce approximately 29,000 barrels of oil equivalent per day (boepd) and contain approximately 706 billion cubic feet equivalent (bcfe) of estimated proven reserves as of December 31, 2006.  About 51% of the production and 55% of the Northrock reserves are oil.  This sale is expected to close during the third quarter of 2007, subject to customary closing conditions and regulatory approvals.

Paul G. Van Wagenen, Chairman and Chief Executive Officer of Pogo, said, “Today’s announcement reflects another very significant step in our strategic alternatives process to unlock unrealized value from Pogo’s asset base.  We are pleased to have entered into this transaction.

Combined with our previously announced sales of various non-core assets, mostly in the onshore gulf coast area, as well as Pogo’s strategic exit from the waters of the Gulf of Mexico, today’s announcement should deliver meaningful incremental value to Pogo’s shareholders. After closing of this transaction, Pogo will have sold approximately 900 bcfe of proven reserves for about $2.6 billion.”

Peter E. Barker-Homek, chief executive officer of TAQA said, “Northrock Resources is a great addition to one of TAQA’s core businesses — upstream oil and gas producing assets.  Northrock Resources comes with a best-in-class team of upstream professionals and well proven producing reserves.  We look forward to working with the employees of Northrock Resources and continuing to grow the business.”  Barker-Homek further added, “We see the acquisition of Northrock Resources as a solid base for further investments and growth in Canada.”

On a pro forma basis upon closing of the sale of Northrock, and following the close of other announced transactions, Pogo will have a:

•                  focused onshore U.S. asset base with proven reserves of approximately 1.3 tcfe with approximately 81% in the Western U.S. Division (includes 720 bcfe in the Permian Basin and Texas Panhandle, 244 bcfe in the Rockies and 101 bcfe in the San Juan Basin) and 19% in the onshore Gulf Coast Division, including 180 bcfe in south Texas;

•                  reserves mix that is 65% natural gas;

•                  reserves life of 12 years; and

•                  oil and gas production of approximately 47,000 boepd.

In addition, and as a result of these transactions, the Company expects to increase its profitability by:

•                  significantly reducing debt levels and related interest expense; and

•                  lowering general, administrative and operating costs.

The Company today affirmed that it is continuing to explore other strategic alternatives, which could include the possible sale or merger of Pogo, the sale of certain additional assets, and potential changes to the company’s business plan and its capital structure.  There is no assurance that the exploration of strategic alternatives will result in any further transaction, and Pogo does not expect to make further public comment regarding any such transaction unless and until it enters into a definitive agreement or agreements. Goldman, Sachs & Co. and TD Securities Inc. continue to act as financial advisors to Pogo.

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Pogo Producing Company explores for, develops and produces oil and natural gas. Headquartered in Houston, Pogo owns approximately 5,100,000 gross leasehold acres in major oil and gas provinces in North America, 6,354,000 acres in New Zealand and 1,480,000 acres in Vietnam. Pogo common stock is listed on the New York Stock Exchange under the symbol “PPP.”

Abu Dhabi National Energy Company (TAQA) www.taqa.ae is a global energy company with operations in power generation, desalination, renewables, upstream oil/gas, pipelines, gas storage and LNG regas. TAQA was founded in Abu Dhabi in 2005 and listed on the Abu Dhabi Stock Exchange. TAQA has in excess of AED 51bn in assets, turnover of over AED 3.3bn.  TAQA operates from its offices in Abu Dhabi, UAE; Ann Arbor, Michigan, USA, and The Hague with alliance partners across the Gulf, Middle East, North Africa, Europe, Australia, Canada, and the United States.

This release includes statements of current expectations that constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits cannot be fully realized. Pogo discusses risks and uncertainties associated with its business in reports it files with the Securities and Exchange Commission and disclaims any responsibility to update these forward-looking statements.